Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated of our report dated April 29, 2015, with respect to the consolidated balance sheets of Elbit Vision Systems Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu Limited.
Tel-Aviv, Israel
June 22, 2015